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                                                                    Exhibit 99.1

NEWS RELEASE

                                                             [LOGO APPEARS HERE]

FOR IMMEDIATE RELEASE                                 CONTACT:
---------------------                                 ----------
December 22, 1998                                     Media:      John Kurtz
                                                                  (703) 769-1153
                                                      Investors:  Greg Samay
                                                                  (703) 769-1029


                         CHARLES E. SMITH RESIDENTIAL
                   TO ACQUIRE 2,444 UNIT CHICAGO PORTFOLIO


$137 Million Transaction to Increase Company's Chicago Presence to 4,634 Units

        ARLINGTON, VA. -- Charles E. Smith Residential Realty, Inc.(NYSE:SRW), one of the country's leading multifamily real estate investment trusts, announced today that it has agreed to acquire a portfolio of four apartment properties totaling 2,444 units. All of the properties are located in the Chicago, Illinois area in well established submarkets with high barriers to entry, exceptionally low vacancy rates, and virtually no new starts permitted. The four properties will be exchanged for $137 million, which will include over $30 million in operating partnership units (price range $31 to $35 per unit), plus closing costs and debt assumption. Smith Residential also plans to make substantial renovations to the properties over the next few years, to enable rent increases consistent with the tight Chicago market. Closing on two of the assets, totaling 566 units, is expected early in 1999, with the remaining properties to settle by mid-year 1999. The addition of these properties will increase Smith Residential's portfolio of properties owned and under construction in the Chicago market to 4,634 units, making it the largest REIT apartment owner in that market.

        "This acquisition is an excellent strategic expansion of our portfolio," said Ernest Gerardi, Jr., President of Charles E. Smith Residential. "The addition of these properties increases our critical mass in the strong Chicago market, and will further improve our operating efficiencies. Chicago is an excellent market for us with strong diversified economic growth and significant constraints
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on new multifamily rental development, both downtown and in the nearby suburban submarkets. By renovating these properties we expect to be able to capture substantially higher value in this tight market."

        Mr. Gerardi continued, "This transaction is also another example of a local property owner/operator recognizing the strength of our company and strategy by taking a substantial portion of the exchange in operating partnership units. Considering that we only entered the Chicago market a little over a year ago, we are extremely pleased that we have been able to establish such a strong market position -- and reputation -- this quickly."

        The properties to be acquired include: Parkwest, a 139-unit high-rise property in the Lincoln Park section of Chicago; The Terrace, a 427-unit property near O'Hare Airport in Elk Grove; Countryside, a 720-unit property in Palatine; and Somerset, a 1,158 unit property in Glendale Heights. All were constructed between 1968 and 1972 and all are in well-established, high-occupancy submarkets with extremely limited opportunity for new competitive development.

        Charles E. Smith Residential Realty Inc. is a self-managed real estate investment trust listed on the New York Stock Exchange (SRW). The Company and its subsidiaries acquire, develop, and manage multi-family residential properties; and in addition, provide a full range of real estate services to other property owners. The Company owns a portfolio of approximately 20,000 apartments units, has over 3,400 units under construction or pre-purchase agreement, and manages an additional 3,500+ units for other owners. The total market capitalization of Charles E. Smith Residential Realty, including its Operating Partnership, is approximately $1.9 billion. Investor information including press releases about Charles E. Smith Residential Realty is available on the Company's Web site at http://www.smithreit.com, and also through PR Newswire "News on Call" by fax 800-758-5804, ext. 101271, or at: http://www.prnewswire.com.

        This news release contains forward-looking statements regarding the Company's outlook, including statements of goals, intentions, and expectations regarding or based on assumptions about general economic and market conditions, competitive dynamics and other factors that, by their nature, are subject to significant uncertainties, some of which are discussed in the Company's filings with the Securities and Exchange Commission. Because of these uncertainties, and the assumptions on which statements in this release are based, actual future results may differ materially.

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